UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2023

Siebert Financial Corp.

(Exact name of registrant as specified in its charter)

New York	0-5703	11-1796714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

535 Fifth Avenue, 4th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 644-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $0.01 par value	SIEB	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2023, Siebert Financial Corp., a New York corporation (the “Company”), announced that it entered into an agreement to sell newly issued shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) to Kakaopay Corporation (“Kakaopay”), a company established under the Laws of the Republic of Korea and a fintech subsidiary of Korean-based conglomerate Kakao Corp.

Stock Purchase Agreements

On April 27, 2023, the Company entered into a Stock Purchase Agreement with Kakaopay (the “First Tranche Stock Purchase Agreement”), pursuant to which the Company will issue and sell to Kakaopay 8,075,607 shares of Common Stock (the “First Tranche Shares”, and such transaction, the “First Tranche”) at a per share price of Two Dollars Fifteen Cents ($2.15), which will represent 19.9% of the outstanding equity securities of the Company on a fully diluted basis (taking into account the issuance of the First Tranche Shares).

Concurrent with the execution of the First Tranche Stock Purchase Agreement, the Company and Kakaopay entered into a second Stock Purchase Agreement (the “Second Tranche Stock Purchase Agreement”, and together with the First Tranche Stock Purchase Agreement, the “Stock Purchase Agreements”), pursuant to which the Company will issue and sell to Kakaopay an additional 25,756,470 shares of Common Stock (the “Second Tranche Shares”, and such transaction, the “Second Tranche”) at a per share price of Two Dollars Thirty Five Cents ($2.35), so that Kakaopay will own 51% of the outstanding equity securities of the Company on a fully diluted basis (taking into account the issuance of the First Tranche Shares and the Second Tranche Shares).

The consummation of each of the First Tranche and the Second Tranche is subject to a number of conditions, including among others, (i) the listing by the Company of the shares of Common Stock issuable in the First Tranche and the Second Tranche, respectively, on the Nasdaq Capital Market, (ii) the accuracy of certain representations and warranties as of the closing of the First Tranche and Second Tranche, respectively, (iii) the absence of any material adverse effect having occurred between April 27, 2023 and the closing of the First Tranche and the Second Tranche, respectively, and (iv) the performance by each of Kakaopay and the Company of all covenants, agreements and obligations required to be performed by each party prior to the closing of the First Tranche and Second Tranche, respectively.

The consummation of the First Tranche is further subject to specific conditions. The conditions of Kakaopay’s obligation to close the First Tranche, includes among others, the filing by the Company of the notice of the change in ownership and control of Park Wilshire (contemplated by the First Tranche Stock Purchase Agreement) with the Texas Department of Insurance. The approval of the Company’s stockholders is not required to close the First Tranche.

The consummation of the Second Tranche is also subject to a number of specific conditions. The conditions of Kakaopay’s obligation to close the Second Tranche, includes among others, (i) the affirmative vote of a majority of the outstanding shares of Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not beneficially owned, directly or indirectly, by the Gebbia Stockholders, Kakaopay or any of their respective affiliates (together, the “Requisite Stockholder Approval”), (ii) approval by FINRA, (iii) favorable completion of the review by the Committee on Foreign Investment in the United States (“CFIUS”), (iv) certain performance conditions relating to order execution and the execution of employment and consulting agreements for key personnel of the Company and the Company’s registered broker-dealer subsidiary, Muriel Siebert & Co., Inc. (“Muriel Siebert & Co.”) and (v) the approvals in connection to the filing of an overseas direct investment report as required under the Foreign Exchange Transactions Act of the Republic of Korea, and, if applicable in accordance with applicable law, any antitrust report or filing with the Korea Fair Trade Commission shall have been obtained or provided.

For the avoidance of doubt, the terms of the Stock Purchase Agreements contemplate the possibility that the First Tranche, but not the Second Tranche, is consummated.

The Stock Purchase Agreements and the transactions contemplated thereby (the “Transactions”) were unanimously approved by the Company’s board of directors (the “Board”) based upon the unanimous recommendation of a special committee of independent directors (the “Special Committee”). The Company agreed that it will not solicit alternative proposals. However, the Company (acting upon the recommendation of the Special Committee) or the Special Committee, subject to certain conditions, may respond to an unsolicited Alternative Proposal (as defined below) and enter into an agreement for a Superior Proposal (as defined below and such agreement, an “Alternative Acquisition Agreement”) and terminate the Stock Purchase Agreement only if the Board (acting on the recommendation of the Special Committee) or the Special Committee, in good faith, after consultation with its financial advisor and its outside legal counsel, determines (x) that a bona fide, written and unsolicited Alternative Proposal constitutes a Superior Proposal and (y) that failure to enter into an Alternative Acquisition Agreement and terminate the Second Tranche Stock Purchase Agreement pursuant to its terms could be inconsistent with the directors’ fiduciary duties under applicable law; provided that the Company notifies Kakaopay in writing that the Board (acting on the recommendation of the Special Committee) or the Special Committee has made the determinations provided in the foregoing clause (x) and (y) ten (10) calendar days (the “Company Notice Period”) prior to terminating the Second Tranche Stock Purchase Agreement or changing its recommendation to stockholders to approve the Second Tranche Stock Purchase Agreement. A “Superior Proposal” means a bona fide, written and unsolicited Alternative Proposal involving (i) assets that generate more than fifty percent (50%) of the consolidated total revenues of the Company and its subsidiaries, taken as a whole, (ii) assets that constitute more than fifty percent (50%) of the consolidated total assets of the Company and its subsidiaries, taken as a whole, or (iii) more than fifty percent (50%) of the total voting power of the equity securities of the Company, in each case, that the Board (after consultation with outside legal counsel and an independent financial advisor) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions. An “Alternative Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of ten percent (10%) or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing ten percent (10%) or more of the voting power of the capital stock of Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) - (iv) or that would prevent or materially impede or delay the consummation of the closing of either the first or second stock purchase, in each case, other than the Transactions.

Neither the Special Committee nor the Board shall withdraw, modify or amend, or propose to withdraw the Board’s recommendation to the Company stockholders that they vote in favor of approval of the Second Tranche (the “Board Recommendation”) in any manner adverse to Kakaopay unless the Company terminates the Second Tranche Stock Purchase Agreement as provided in the Second Tranche Stock Purchase Agreement and described below. During the Company Notice Period (which may be extended by mutual written consent between the parties), the Company shall negotiate with Kakaopay in good faith in respect of adjustments in the terms and conditions of the Second Tranche Stock Purchase Agreement such that such Alternative Proposal would cease to constitute a Superior Proposal, if the Company, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any revision to the terms of a superior proposal, including, any revision in price, the Company Notice Period shall be extended by four (4) Business Days (it being understood that there may be multiple extensions)). If, following the end of such Company Notice Period (as extended pursuant to the preceding sentence), the Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Kakaopay during the Company Notice Period upon the terms and subject to the conditions of the Second Tranche Stock Purchase Agreement, provided that the Company shall have complied with its obligations under such agreement, and the Board shall terminate the Second Tranche Stock Purchase Agreement pursuant to its terms to enter into an agreement relating to such Superior Proposal.

The Stock Purchase Agreements provide for the termination of such agreements under certain circumstances, including among others, (i) by mutual consent of the parties, (ii) by either party upon the outside date of each respective agreement, and (iii) by either party for breaches by the other party of certain representations and warranties.

The Second Tranche Stock Purchase Agreement can also be terminated under certain circumstances, including among others, (i) by either party if the First Tranche Stock Purchase Agreement has been terminated by its own terms, (ii) by either party if certain closing conditions have not been satisfied, including those relating to CFIUS and obtaining the Requisite Stockholder Approval, (iii) by Kakaopay if the Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modified or amends in any manner adverse to Kakaopay, the Board Recommendation, and (iv) by the Company if the Board has authorized the Company to enter into an Alternative Acquisition Agreement. The Second Tranche Stock Purchase Agreement also provides that the Company shall pay to Kakaopay a termination fee of $5 million if the Second Tranche Stock Purchase Agreement is terminated under certain circumstances, including among others, pursuant to clauses (iii) and (iv) above.

The foregoing descriptions of the First Tranche Stock Purchase Agreement and Second Tranche Stock Purchase Agreement are not complete and are qualified in their entirety by reference to the First Tranche Stock Purchase Agreement and Second Tranche Stock Purchase Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.28 and 10.29 and incorporated herein by reference.

Foreign Broker-Dealer Fee Sharing Agreement

Concurrent with the execution of the Stock Purchase Agreements, Muriel Siebert & Co., Inc. and Kakaopay’s registered brokerage, Kakaopay Securities Corp., a corporation organized and existing under the laws of South Korea, entered into a Foreign Broker-Dealer Fee Sharing Agreement (the “Foreign Broker-Dealer Fee Sharing Agreement”), establishing the terms relating to the brokerage, trading, sharing of revenues, and similar matters.

The foregoing description of the Foreign Broker-Dealer Fee Sharing Agreement is not complete and is qualified in its entirety by reference to the Broker-Dealer Fee Sharing Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.30 and incorporated herein by reference.

Support and Restrictive Covenant Agreement

Concurrent with the execution of the Stock Purchase Agreements, Company Directors Gloria Gebbia and John J. Gebbia and certain persons who control in excess of 50% (in the aggregate) of the voting securities of the Company (collectively, the “Gebbia Stockholders”), each entered into a Support and Restrictive Covenant Agreement (the “Support and Restrictive Covenant Agreement”), pursuant to which the Gebbia Stockholders agreed to vote in favor of the Stock Purchase Agreements and against any transaction that could reasonably result in the failure or interference with the transactions contemplated by the Stock Purchase Agreements and the Transactions.

The Gebbia Stockholders also agreed that until earlier of the closing of the Second Tranche or the termination of the Second Tranche Stock Purchase Agreement (the “Restricted Period”), the Gebbia Stockholders would not, directly or indirectly, (i) transfer or otherwise dispose of their shares, or enter into any undertakings with respect to such transfer or disposal, subject to certain limited exceptions; (ii) engage, or resolve or agree to engage, in various activities that would reasonably be expected to lead to any Alternative Proposal. The Gebbia Stockholders also agreed that during the three year-period following consummation of the First Tranche (but in no event surviving the termination of the Second Tranche Stock Purchase Agreement), they (i) would not solicit any employee or customer or interfere with business relationships between the Company (or its subsidiaries) and any of its customers or suppliers; provided, however, such non-solicitation restriction does not apply to soliciting customers on behalf of two companies in which certain Gebbia Stockholders have an interest or to real estate ventures (the “Permitted Ventures”); and (ii) would not compete or assist any person that engages in the same industry as the Company or its affiliates or otherwise competes against Kakaopay of its affiliates anywhere in the world; provided, however, that such non-competition restriction does not apply to the Permitted Ventures nor to the business of RISE Financial Services, LLC. The Gebbia Stockholders and Kakaopay also mutually agreed that they shall not make any disparaging statement about one another.

The foregoing description of the Support and Restrictive Covenant Agreement is not complete and is qualified in its entirety by reference to the Support and Restrictive Covenant Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.31 through Exhibit 10.37 and incorporated herein by reference.

Stockholders’ Agreement

Concurrent with the consummation of the First Tranche, the Company, Kakaopay, and the Gebbia Stockholders shall enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) whereby the parties agree that the Board will consist of seven directors. The parties agree that following the consummation of the First Tranche, one of the seven directors will be designated by Kakaopay, and six (the “Gebbia Directors”) will be nominated by the Gebbia Stockholders, of whom three shall be independent directors. The parties agree that following the consummation of the Second Tranche three of the Gebbia Directors will resign and be replaced by three individuals designated by Kakaopay, such that the composition of the Board will be: four nominees designated by Kakaopay, of whom one shall be an independent director, and three designated by the Gebbia Stockholders, two of whom shall be independent directors and one of whom shall be an “audit committee financial expert” within the meaning of Sections 406 and 407 of the Sarbanes-Oxley Act of 2002. The Stockholders’ Agreement also provides for designation of directors in the event that the Gebbia Stockholders or Kakaopay reduce their shareholdings in the Company. The Stockholders’ Agreement also includes provisions to reallocate who among Kakaopay and the Gebbia Stockholders are entitled to designate directors in the event that the ownership percentages of Kakaopay or the Gebbia Stockholders change.

The Stockholders’ Agreement provides further that for a period of one year following the consummation of the Second Tranche (the “Transition Period”), the Company, Kakaopay and the Gebbia Stockholders agree to cause the Board and management of the Company to implement the Company business plan as such has been agreed to by the parties, and to use the investment proceeds as documented under the Stockholders’ Agreement. The parties further agree that various specified events require the prior written consent of at least two/thirds of the Board, including at least one director designated by Kakaopay and one director designated by the Gebbia Stockholders.

Pursuant to the Stockholders’ Agreement, from the period commencing with the consummation of the First Tranche and continuing until such time as either the Gebbia Stockholders, in the aggregate, or Kakaopay, hold less than five percent of the issued and outstanding Common Stock on a fully-diluted basis, Kakaopay and each Gebbia Stockholder agree to vote all shares of Common Stock held by such stockholder to elect directors nominated by Kakaopay and Gebbia Stockholders.

The Stockholders’ Agreement also restricts each of Kakaopay and the Gebbia Stockholders (in each case, an “Offering Stockholder”) from transferring any shares of Common Stock except in compliance with the terms of the Stockholders’ Agreement, which provides the Company a right of first refusal if Kakaopay or any of the Gebbia Stockholders desires to accept a bona fide offer to transfer all or any portion of its or their shares, provided that the Offering Stockholder may transfer shares of Common Stock representing up to 5% of the outstanding shares of Common Stock as of the date of the agreement without triggering the Company’s right of first refusal. After the Offering Stockholder allows the Company to exercise its right of first refusal to purchase the shares offered by the Offering Stockholder, and in the event that the Company has not exercised its right to purchase all or a portion of the offered stock, the other party to the Stockholders’ Agreement shall have the right of second refusal to purchase the offered shares (or any portion thereof).

The foregoing description of the Stockholders’ Agreement is not complete and is qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.38 and incorporated herein by reference.

Registration Rights and Lock-Up Agreement

Concurrent with the consummation of the First Tranche, the Company and Kakaopay shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) whereby the Company agrees to grant Kakaopay certain registration rights with respect to certain securities of the Company held by Kakaopay. In exchange for such registration rights, the parties agree to a lock-up period ending the earlier of the outside date pursuant to the Second Tranche Stock Purchase Agreement and the date that such agreement is terminated.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.39 and incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the aforementioned agreements have been made and/or will be made only for purposes of, and were and are solely for the benefit of the parties to, such agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to such agreements, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, certain representations and warranties were made only as of the date of any of the aforementioned agreements or such other date as is specified therein. Moreover, information concerning the subject matter of the representations and warranties may change after the date of any of the aforementioned agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the aforementioned agreements have been included with this filing only to provide investors with information regarding the terms of these agreements, and not to provide investors with any other factual information regarding the parties, their respective affiliates or their respective businesses.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with the Stock Purchase Agreements, the Transactions or stockholder approval or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Participants in the Solicitation

The Company and their directors and executive officers may be deemed participants in the solicitation of proxies of the Company’s stockholders in respect of the proposed Second Tranche Stock Purchase Agreement. The Company’s stockholders and other interested persons may obtain more detailed information about the names and interests of these directors and officers of the Company, including, when filed with the SEC, the Company’s proxy statement. These documents can be obtained free of charge at the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transactions. These forward-looking statements generally are identified by the words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report on Form 8-K, including but not limited to: (i) the risk that the closing of the First Tranche Stock Purchase Agreement or Second Tranche Stock Purchase Agreement may not be completed in a timely manner or at all, which may adversely affect the price of the Company’s securities; (ii) the failure to satisfy the conditions to the closing of the First Tranche Stock Purchase Agreement or Second Tranche Stock Purchase Agreement, including the approval of various regulators and approval by a majority-of-the-minority stockholders of the Company; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the First Tranche Stock Purchase Agreement or Second Tranche Stock Purchase Agreement; (iv) the outcome of any legal proceedings that may be instituted against any of the parties to the First Tranche Stock Purchase Agreement, Second Tranche Stock Purchase Agreement or related transaction agreements following the announcement of the entry into the agreements; (v) the ability of the parties to recognize the benefits of the investment; the expected future market opportunities of the Company, and (vi) those factors discussed in the Company’s filings with the SEC and that that will be contained in the definitive Proxy Statement relating to a Special Meeting of Shareholders. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the definitive Proxy Statement and other documents to be filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while the Company may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law. The Company gives no assurance that the Company will achieve its expectations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished with this Form 8-K.

Ex. No	Description of Exhibits
10.28	First Tranche Stock Purchase Agreement
10.29	Second Tranche Stock Purchase Agreement
10.30	Foreign Broker-Dealer Fee Sharing Agreement
10.31	Support and Restrictive Covenant Agreement
10.32	Support and Restrictive Covenant Agreement
10.33	Support and Restrictive Covenant Agreement
10.34	Support and Restrictive Covenant Agreement
10.35	Support and Restrictive Covenant Agreement
10.36	Support and Restrictive Covenant Agreement
10.37	Support and Restrictive Covenant Agreement
10.38	Stockholders’ Agreement
10.39	Registration Rights and Lock-Up Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 3, 2023	SIEBERT FINANCIAL CORP.

	By	/s/ Andrew H. Reich
Andrew H. Reich Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Director (Principal executive, financial and accounting officer)

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